Exhibit 10.29

This is a translation of the original text in Chinese

SPOUSAL CONSENT

I, Jin WANG (ID card No.: ***), the legitimate spouse of Weiqin QIU, hereby affirm and unconditionally and irrevocably agree that the shares of Beike Internet (Beijing) Security Technology Co., Ltd. held by and registered under the name of my spouse shall be disposed of in accordance with the arrangements under the Loan Agreement, the Exclusive Equity Option Agreement, Shareholder Voting Proxy Agreement and the Equity Pledge Agreement signed on the date of January 1, 2012, the Loan Agreement II signed on September 21, 2012 and the supplementary agreement to the Equity Pledge Agreement dated as of October 11, 2012 as well as all powers of attorney, undertaking letter or other documents signed in accordance with the aforesaid agreements by my spouse (hereinafter collectively referred to as “Control Agreements”).

I hereby further undertake that I shall not engage in any act that may conflict with the aforesaid arrangements, including asserting any personal or community property rights over the above-said shares and any related rights and interests. I hereby further agree and undertake that if, for any reason, I own any shares of Beike Internet (Beijing) Security Technology Co., Ltd., I shall be bound by the Control Agreements, and I shall perform all the shareholder obligations pursuant to the Control Agreements. In addition, to achieve the same objective, upon a request made by Beike Internet (Beijing) Security Technology Co., Ltd., I shall sign a series of agreements in the form of the Control Agreements.

Signature:	/s/ Jin WANG

Date:	January 1, 2012